SHARE PURCHASE AGREEMENT

SHARE PURCHASE AGREEMENT (the "Agreement"), dated April 10, 2014, by and between Box Ships Inc., a Marshall Islands corporation (the "Company") and Neige International Inc., a Marshall Islands corporation (the "Purchaser").
WHEREAS, the Company's board of directors has determined it is in the best interests of the Company to issue and sell to the Purchaser or its nominee on the terms and conditions set forth herein five hundred thousand (500,000) shares of the Company's common stock, par value $0.01 per share (the "Shares") and five hundred thousand (500,000) warrants (the "Warrants") to purchase 0.4 shares of the Company's common stock per Warrant, or two hundred thousand (200,000) shares of the Company's common stock in the aggregate (the "Warrant Shares");
NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for such other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE 1
PURCHASE AND SALE OF SHARES AND WARRANTS

Upon the terms and subject to the conditions of this Purchase Agreement:
1.1            Issuance and Purchase of Shares and Warrants.  On the Closing Date (defined below), upon the conditions set forth herein, the Company agrees to sell to the Purchaser or its nominee, and the Purchaser agrees to purchase the Shares and the Warrants.  In consideration for the Shares and the Warrants, the Purchaser shall pay in immediately available funds for the Shares and the Warrants, a purchase price of $2.05 per unit consisting of one Share and one Warrant, totaling $1,025,000 in aggregate.
1.2            Terms of the Warrants.  The Warrants shall be in the form attached hereto as Exhibit A.
1.3            Closing, Delivery of Purchase Securities.
a.            The purchase and sale of the Shares and the Warrants shall take place at the offices of the Company, 15, Karamanli Avenue, Voula 16673, Athens, Greece, on April 15, 2014 (the "Closing Date"), or at such other time or place as the Company and the Purchaser shall mutually agree (which such time and place are designated the "Closing").
b.            Prior to the Closing Date, the Purchaser shall deliver to the Company any and all information relating to the Purchaser or their respective nominee as may be required by the Company's transfer agent in order to issue the Shares and the Warrants.
c.            At the Closing, the Company shall deliver to the Purchaser or its nominee (i) the certificates or other evidence of the issuance of the Shares in the name of the Purchaser and (ii) the certificates evidencing the Warrants.

ARTICLE II
REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF THE COMPANY

The Company hereby represents and warrants to, and agrees with the Purchaser, as of the date hereof and the Closing Date, as follows:
2.1            Organization.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the Republic of the Marshall Islands.
2.2            Capacity; Authority; Validity.  The Company has all necessary capacity, power and authority to enter into this Agreement and to perform all the obligations to be performed by the Company hereunder; this Agreement and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action of the Company; this Agreement has been duly executed and delivered by the Company; and assuming the due execution and delivery of this Agreement by the Purchaser, this Purchase Agreement constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.
2.3            Consent and Approvals; No Violation.  Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the Company's Amended and Restated Articles of Incorporation or Amended and Restated By-laws; (b) require any consent, approval, authorization or permit of, or filing with or notification to; any governmental entity other than those that have been made or obtained; (c) result in a default (or give rise to any right of amendment, termination, cancellation, consent, acceleration or loss of material benefit) under the terms, conditions or provisions of any material agreement to which the Company is a party or by which any of the property or assets of the Company may be bound, except in such cases where the requisite waivers or consents have been obtained; or (d) violate any judgment, order, writ, decree, law, rule or regulation applicable to the Company, in each case that would have a material adverse effect on the legality, validity or enforceability of this Agreement or the Company's performance of its obligations hereunder.
2.4            No Litigation.  There is no action, suit, proceeding or investigation pending or, to the Company's knowledge, currently threatened against or affecting the Company which would adversely affect or challenge the legality, validity or enforceability of this Agreement or the transactions contemplated hereby.
2.5            Issuance of the Securities.  The Shares and the Warrant Shares are duly authorized, and when issued and paid for in accordance with the terms of this Agreement and the Warrants, will be validly issued, fully paid and non-assessable and free and clear of all liens and encumbrances imposed by the Company and restrictions on transfer other than as set forth in this Agreement and the Warrants. The Warrants are duly authorized, and when duly executed and delivered in accordance with the terms of this Agreement, will be legally binding obligations of the Company and free and clear of all liens and encumbrances imposed by the Company and restrictions on transfer other than as set forth under applicable securities laws, in this Agreement and the Warrants.
ARTICLE III
REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF THE PURCHASER

The Purchaser hereby represents and warrants to, and agrees with the Company, as of the date hereof and the Closing Date, as follows:
3.1            Accredited Investor.  The Purchaser and any nominee thereof is an "Accredited Investor" within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933, as amended (the "Securities Act").
3.2            Acquiring Shares for Own Account.  The Purchaser and any nominee thereof is acquiring the Shares, the Warrants and any Warrant Shares from the Company for its own account solely for the purpose of investment and without a view to any resale or other distribution thereof in violation of the Securities Act.
3.3            Knowledge in Business.  The Purchaser and any nominee thereof has sufficient knowledge and experience in business, financial and investment matters so as to be able to evaluate the risks and merits of its investment in the Company and it is able financially to bear the risks thereof.
3.4            No General Solicitation.  Neither the Purchaser nor any nominee thereof has been offered any Shares or Warrants by any means of general solicitation or advertising, including any of the following:
a.	any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media or broadcast over television or radio,
or
b.	any seminar or meeting whose attendees have been invited by general solicitation or advertising.
3.5            Access to Information.  The Purchaser and any nominee thereof had access to such information regarding the Company and its affairs as is necessary to enable it to evaluate the merits and risks of an investment in the Shares and Warrants.
3.6            Purchaser Acknowledgement.  The Purchaser and any nominee thereof acknowledges that (i) the Shares, the Warrants and the Warrant Shares (collectively, the "Securities") are all "restricted securities," as defined in Rule 144 under the Securities Act, (ii) a stop transfer order will be in effect and (iii) the Securities cannot not be sold, transferred, pledged or hypothecated in the absence of an effective registration statement for such securities under the Securities Act or an opinion of counsel satisfactory to the Company that registration is not required under the Securities Act.

3.7            No Registration.  The Purchaser understands that the Securities have not been registered under the Securities Act of 1933, as amended, (the "Securities Act"), the Shares and the Warrants are being sold in a transaction that is exempt from the registration requirements of the Securities Act and that the Securities may not be re-offered or resold except as permitted in the following sentence.  The Purchaser agrees that it will resell the Securities only (a) to the Company, its successors or assigns, (b) outside the United States in accordance with Rule 904 of Regulation S under the Securities Act, (c) pursuant to an exemption from registration provided by Rule 144 under the Securities Act or another available exception from registration, or (d) pursuant to an effective registration statement under the Securities Act, and the Purchaser further agrees to provide to any person purchasing any of the Securities from it a notice advising such purchaser that resales of the Securities are restricted as stated herein.  The Purchaser understands that any certificates for the Securities shall carry a restrictive legend to such effect.
3.8            Resale.  The Purchaser understands that, on any proposed resale of the Securities, it will be required to furnish the Company such certification, legal opinions and other information as the Company may reasonably require to confirm that the proposed sale complies with the foregoing restrictions.
3.9            Restrictive Legend.  The Company has made the Purchaser aware that a legend will be placed on the share certificates stating that the Securities have not been registered under the Securities Act and referring to the restrictions on transferability and sale of the Securities.
a.            Each certificate for the Shares shall have conspicuously written, printed, typed or stamped upon the face thereof, or upon the reverse thereof with a conspicuous reference on the face thereof, the following legend:
"THE SHARES OF COMMON STOCK REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY STATE SECURITIES OR BLUE SKY LAWS, AND MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF (I) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND COMPLIANCE WITH SUCH STATE LAWS OR (II) AN APPLICABLE EXEMPTION THEREFROM AND AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED."
b.            Each certificate for the Warrants shall have conspicuously written, printed, typed or stamped upon the face thereof, or upon the reverse thereof with a conspicuous reference on the face thereof, the following legend:
"THIS WARRANT AND THE SHARES OF COMMON STOCK ISSUED UPON ANY EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY STATE SECURITIES OR BLUE SKY LAWS, AND MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF (I) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND COMPLIANCE WITH SUCH STATE LAWS OR (II) AN APPLICABLE EXEMPTION THEREFROM AND

AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED."
c.            Each certificate for the Warrant Shares shall have conspicuously written, printed, typed or stamped upon the face thereof, or upon the reverse thereof with a conspicuous reference on the face thereof, the following legend:
"THE SHARES OF COMMON STOCK REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY STATE SECURITIES OR BLUE SKY LAWS, AND MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF (I) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND COMPLIANCE WITH SUCH STATE LAWS OR (II) AN APPLICABLE EXEMPTION THEREFROM AND AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED."
3.10            Capacity; Authority; Validity.  The Purchaser has all necessary capacity, power and authority to enter into this Agreement and to perform all the obligations to be performed the Purchaser hereunder; this Agreement and the consummation by the Purchaser of the transactions contemplated hereby have been duly and validly authorized by all necessary action of the Purchaser; this Agreement has been duly executed and delivered by the Purchaser; and, assuming the due execution and delivery of this Agreement by the Company, this Agreement constitutes the legal, valid and binding obligation of the Purchaser enforceable against such Purchaser in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.
3.11            Consent and Approvals; No Violation.  Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the Purchaser's respective organizational or charter documents; (b) require any consent, approval, authorization or permit of, or filing with or notification to; any governmental entity other than those that have been made or obtained; (c) result in a default (or give rise to any right of amendment, termination, cancellation, consent, acceleration or loss of material benefit) under the terms, conditions or provisions of any material agreement to which any Purchaser is a party or by which any of the property or assets of any Purchaser may be bound, except in such cases where the requisite waivers or consents have been obtained; or (d) violate any judgment, order, writ, decree, law, rule or regulation applicable to any Purchaser, in each case that would have a material adverse effect on the legality, validity or enforceability of this Agreement or the performance by such party of its obligations hereunder.
3.12            No Litigation.  There is no action, suit, proceeding or investigation pending or, to the Company's knowledge, currently threatened against or affecting the Purchaser which would adversely affect or challenge the legality, validity or enforceability of this Agreement or the transactions contemplated hereby.

ARTICLE IV
MISCELLANEOUS

4.1            Notices.  All notices and other communications by the Purchaser or the Company hereunder shall be in writing to the other party and shall be deemed to have been duly given when delivered in person or by an overnight courier service, or sent via telecopy transmission and verification received, or when posted by postal service, registered or certified mail, return receipt requested with postage prepaid, at the address set forth on the signature page hereto or to such other addresses as a party may from time to time designate to the other party by written notice thereof, effective only upon actual receipt.

4.2            Assignment.  This Agreement shall not be assigned by either party without the other's prior written consent.

4.3            Entire Agreement.  This Agreement constitutes the entire agreement by the parties hereto and supersedes any other agreement, whether written or oral, that may have been made or entered into between them relating to the matters contemplated hereby.

4.4            Amendments and Waivers.  This Agreement may be amended, modified, superseded, or canceled, and any of the terms, representations, warranties or covenants hereof may be waived, only by written instrument executed by both of the parties hereto or, in the case of a waiver, by the party waiving compliance.

4.5            Captions; Counterparts, Execution.  The captions in this Purchase Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Purchase Agreement.  This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

4.6            Governing Law and Submission to Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws principles.  Any legal action or proceeding in connection with this Agreement or the performance hereof may be brought in the state and federal courts located in the Borough of Manhattan, City, County and State of New York, and the parties hereby irrevocably submit to the non-exclusive jurisdiction of such courts for the purpose of any such action or proceeding.

4.7            Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such invalidity or unenforceability, without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

4.8            Further Assurances.  Each of the parties shall, at all times, and from time to time, upon the request of the other party, do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts as may be required to consummate the transactions contemplated in this Agreement as they are herein contemplated.  Each party shall, and shall use its commercially reasonable efforts to assure that any necessary third party shall, execute and deliver such documents and do such other acts and things as the other party may reasonably require for the purpose of giving to that other party the full benefit of all the provisions of this Agreement, and as may be reasonably required to complete the transactions contemplated in this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Purchaser and the Company have caused this Purchase Agreement to be duly executed as of the date first above written.

BOX SHIPS INC.

By:	/s/ Robert Perri
Name: Robert Perri
Title: Chief Financial Officer

NEIGE INTERNATIONAL INC.

By:	/s/ Michael Bodouroglou
Name: Michael Bodouroglou
Title: President

EXHIBIT A

No. __________	__________ WARRANTS

THIS WARRANT CERTIFICATE WILL BE VOID IF NOT EXERCISED PRIOR
 TO 5:00 P.M. NEW YORK CITY TIME, APRIL 10, 2019

BOX SHIPS INC.

WARRANT CERTIFICATE

THIS CERTIFIES THAT, for value received, [_______________] ("Warrantholder") is the registered holder of [_______] Warrants (the "Warrant") to purchase fully paid and non-assessable common shares, par value $0.01 per share (the "Common Stock" and the shares of Common Stock underlying the Warrants, each a "Share" or collectively the "Shares"), of BOX SHIPS INC., a company incorporated in the Republic of the Marshall Islands (the "Company").

1.            Terms and Exercise of Warrants.

(a)            Warrant Price.  Each Warrant shall entitle the registered holder thereof, subject to the provisions of such Warrant, to purchase from the Company one Share at the price of $2.65 per share, subject to the adjustments provided in Section 2 hereof and in the last sentence of this Section 1(a) (the "Warrant Price").  The Company, in its sole discretion, may by notice to registered holders lower the Warrant Price at any time prior to the Expiration Date (as defined below) for a specified period of not less than 20 business days.

(b)            Duration of Warrants.  The Warrants may be exercised only during the period ("Exercise Period") commencing on the date of issuance and terminating at 5:00 p.m., New York City time, on the Expiration Date.  For purposes of this Warrant, the "Expiration Date" shall mean the earlier to occur of (i) April 10, 2019, or (ii) the date fixed for redemption of the Warrants as provided in Section 4 hereof.  Except with respect to the right to receive the Redemption Price (as set forth in Section 6 hereof), each Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof shall cease at the close of business on the Expiration Date.  The Company may extend the duration of the Warrants by delaying the Expiration Date; provided, however, that the Company shall provide notice to registered holders of the Warrants of such extension of not less than 20 days.

(c)            Exercise of Warrants.

(i)            Payment.  Subject to the provisions of the Warrants, the Warrants may be exercised by the registered holder thereof by surrendering them at the Company with a Notice of Exercise (in the form attached hereto, the "Notice of Exercise") duly executed and, except where otherwise permitted in accordance with Section 1(c)(ii), by paying in full in lawful money of the United States by certified check made payable to the Company or by wire transfer of immediately available funds to an account designated by the Company (or as otherwise agreed to by the Company), the Warrant Price for each Share as to which the Warrants are exercised and any and all applicable taxes due in connection with the exercise of the Warrants and the issuance of the Shares.
(ii)            Cashless Exercise.  If, and only if, at the time of exercise of the Warrants there is no effective registration statement registering, or the prospectus contained therein is not available for the issuance of the Shares to the Warrantholder, then, and only then, the Warrants may at the option of the Warrantholder be exercised, in whole or in part, at such time by means of a "cashless exercise" in which the Warrantholder shall be entitled to receive a number of Shares equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:

(A) =	the VWAP (defined below) on the trading day immediately preceding the date on which the Warrantholder elects to exercise the Warrants by means of a "cashless exercise," as set forth in the applicable Notice of Exercise;

(B) =	the Warrant Price of the Warrants, as adjusted hereunder; and

(X) =	the number of Shares that would be issuable upon exercise of the Warrants being exercised in accordance with the terms hereof if such exercise were by means of a cash exercise rather than a cashless exercise.

"VWAP" means, for any date, the price per share of Common Stock determined by the first of the following clauses that applies:  (a) if the Common Stock is then listed or quoted on the New York Stock Exchange, the NYSE MKT, the NASDAQ National Market, the NASDAQ Capital Market or the OTC Bulletin Board (each, a "Trading Market"), the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. ("Bloomberg") (based on a trading day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if the Common Stock is not then listed or quoted for trading or quoted for trading on a Trading Market and if prices for the  Common Stock are then reported in the "Pink Sheets" published by OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (c) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Board of Directors of the Company, the fees and expenses of which shall be paid by the Company.

(iii)            Valid Issuance.  The Company represents to the Warrantholder and any future holder hereof that all shares of Common Stock issued upon the proper exercise or surrender of the Warrants in conformity with this Warrant shall be validly issued, fully paid and nonassessable.

(iv)            Date of Issuance.  Each person or entity in whose name any such certificate for Shares is issued shall, for all purposes, be deemed to have become the holder of record of such shares on the date on which the Warrants were surrendered and payment of the Warrant Price was made, irrespective of the date of delivery of such certificate, except that, if the date of such surrender and payment is a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the stock transfer books are open.

(v)            Exercise Limitation.  Notwithstanding any provisions herein to the contrary, the Warrantholder shall not be entitled to exercise the Warrants for a number of Shares in excess of that number of shares of Common Stock which, upon giving effect to such exercise, would cause the aggregate number of shares of Common Stock beneficially owned by such Warrantholder to exceed 9.99% of the outstanding shares of Common Stock following such exercise.  For purposes of the foregoing proviso, the aggregate number of shares of Common Stock beneficially owned by the Warrantholder shall include the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which determination of such proviso is being made, but shall exclude the shares of Common Stock which would be issuable upon (i) exercise of the remaining, unexercised Warrants beneficially owned by the Warrantholder and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by the Warrantholder subject to a limitation on conversion or exercise analogous to the limitation contained herein.  Except as set forth in the preceding sentence, for purposes of this Section 1(c)(v), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended.  The Warrantholder may waive the foregoing limitation by written notice to the Company upon not less than 61 days prior written notice (such waiver taking effect only upon the expiration of such 61 day notice period and applying only to the Warrantholder and not to any other holder of Warrants).  For purposes of this Section 1(c)(v), in determining the number of outstanding shares of Common Stock, the Warrantholder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company's most recent Form 6-K or Form 20-F, as the case may be, filed with the Securities and Exchange Commission on the date thereof, (2) a more recent public announcement by the Company as to the number of shares of Common Stock outstanding, or (3) any other notice by the Company or its transfer agent setting forth the number of shares of Common Stock outstanding.  Upon the written request of the Warrantholder, the Company shall within three trading days confirm in writing or by electronic mail to the Warrantholder the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including the Warrants, by the Warrantholder since the date as of which such number of outstanding shares of Common Stock was reported.

(d)            Mechanics of Exercise.

(i)            Delivery of Shares Upon Exercise.  The Company shall cause the Shares purchased hereunder to be transmitted by the Transfer Agent to the Warranholder by crediting the account of the Warranholder's prime broker with The Depository Trust Company through its Deposit or Withdrawal at Custodian system ("DWAC") if the Company is then a participant in such system and either (A) there is an effective registration statement permitting the issuance of the Shares to or resale of the Shares by Warranholder or (B) this Warrant is being exercised via cashless exercise, and otherwise by physical delivery to the address specified by the Warranholder in the Notice of Exercise by the date that is one (1) Trading Day after the delivery to the Company of the Notice of Exercise, (such date, the "Warrant Share Delivery Date"), provided that the Company shall not be obligated to deliver the Shares until the Company has received the aggregate Exercise Price. The Shares shall be deemed to have been issued, and Warranholder or any other person so designated to be named therein shall be deemed to have become a holder of record of such shares for all purposes, as of the date the Warrant has been exercised, with payment to the Company of the Exercise Price (or by cashless exercise, if permitted) and all taxes required to be paid by the Warranholder, if any, pursuant to Section 1(d)(vii) prior to the issuance of such shares, having been paid. If the Company fails for any reason to deliver to the Warranholder the Shares subject to a Notice of Exercise by the Warrant Share Delivery Date, the Company shall pay to the Warranholder, in cash, as liquidated damages and not as a penalty, for each $1,000 of Shares subject to such exercise (based on the VWAP of the Common Stock on the date of the applicable Notice of Exercise), $10 per Trading Day (increasing to $20 per Trading Day on the fifth Trading Day after such liquidated damages begin to accrue) for each Trading Day after the second (2nd) Trading Day following such Warrant Share Delivery Date until such Shares are delivered or Warranholder rescinds such exercise.

(ii)            Issuance of Certificates.  If: (A) there is no effective registration statement permitting the issuance of the Shares to or resale of the Shares by Warranholder and (B) this Warrant is being exercised for cash, as soon as practicable after the exercise of any Warrants and the clearance of the funds in payment of the Warrant Price, the Company shall issue to the registered Warrantholder a certificate or certificates representing the number of Shares to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it, and, if such Warrants shall not have been exercised or surrendered in full, a new countersigned Warrant Certificate for the number of shares as to which such Warrants shall not have been exercised or surrendered.  In the case of an issuance of Shares under this Section 1(d)(ii), the Company's counsel shall deliver any legal opinions required by the transfer agent in connection with the exercise of the Warrants or the resale of the Shares at no cost to the Warrantholder.

(iii)            Delivery of New Warrants Upon Exercise. If this Warrant shall have been exercised in part, the Company shall, at the request of a Warranholder and upon surrender of this Warrant certificate, at the time of delivery of the Shares, deliver to the Warranholder a new Warrant evidencing the rights of the Warranholder to purchase the unpurchased Shares called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant.

(iv)            Rescission Rights. If the Company fails to cause the Transfer Agent to transmit to the Warranholder the Shares pursuant to Section 1(d)(i) by the Warrant Share Delivery Date, then the Warranholder will have the right to rescind such exercise.

(v)            Compensation for Buy-In on Failure to Timely Deliver Shares Upon Exercise.  In addition to any other rights available to the Warranholder, if the Company fails to cause the Transfer Agent to transmit to the Warranholder the Shares pursuant to an exercise on or before the Warrant Share Delivery Date, and if after such date the Warranholder is required by its broker to purchase (in an open market transaction or otherwise) or the Warranholder's brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by the Warranholder of the Shares which the Warranholder anticipated receiving upon such exercise pursuant to the terms hereof (a "Buy-In"), then the Company shall (A) pay in cash to the Warranholder the amount, if any, by which (x) the Warranholder's total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (1) the number of Shares that the Company was required to deliver to the Warranholder in connection with the exercise at issue times (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the Warranholder, either reinstate the portion of the Warrant and equivalent number of Shares for which such exercise was not honored (in which case such exercise shall be deemed rescinded) or deliver to the Warranholder the number of shares of Common Stock that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder. For example, if the Warranholder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted exercise of shares of Common Stock with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (A) of the immediately preceding sentence the Company shall be required to pay the Warranholder $1,000. The Warranholder shall provide the Company written notice indicating the amounts payable to the Warranholder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss. Nothing herein shall limit a Warranholder's right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company's failure to timely deliver shares of Common Stock upon exercise of the Warrant as required pursuant to the terms hereof.

(vi)            No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. As to any fraction of a share which the Warranholder would otherwise be entitled to purchase upon such exercise, the Company shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price or round up to the next whole share.

(vii)            Charges, Taxes and Expenses. Issuance of Shares shall be made without charge to the Warranholder for any issue or transfer tax or other incidental expense in respect of the issuance of such Shares, all of which taxes and expenses shall be paid by the Company, and such Shares shall be issued in the name of the Warranholder or in such name or names as may be directed by the Warranholder; provided, however, that, in the event Shares are to be issued in a name other than the name of the Warranholder, this Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto duly executed by the Warranholder and the Company may require, as a condition thereto, the prior or contemporaneous payment of a sum sufficient to reimburse it for any transfer tax incidental thereto.  The Company shall pay all Transfer Agent fees required for same-day processing of any Notice of Exercise and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Shares.

(viii)            Closing of Books. The Company will not close its stockholder books or records in any manner which prevents the timely exercise of this Warrant, pursuant to the terms hereof.

2.            Adjustments.

(a)            Stock Dividends; Stock Splits.  If, after the date hereof, and subject to the provisions of Section 2(f) below, the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split of shares of Common Stock, or other similar event, then, on the effective date of such stock dividend, stock split or similar event, the number of shares of Common Stock issuable on exercise of the Warrants shall be increased in proportion to such increase in outstanding shares of Common Stock.

(b)            Aggregation of Shares.  If, after the date hereof, and subject to the provisions of Section 2(f) below, the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of the Warrants shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

(c)            Adjustments in Warrant Price.  Whenever the number of shares of Common Stock purchasable upon the exercise of the Warrants is adjusted, as provided in Sections 2(a) and 2(b), the Warrant Price shall be adjusted (to the nearest cent) by multiplying such Warrant Price, immediately prior to such adjustment, by a fraction, (i) the numerator of which shall be the number of shares of Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (ii) the denominator of which shall be the number of shares of Common Stock so purchasable immediately thereafter.

(d)            Extraordinary Dividends.  If the Company, at any time during the Exercise Period, shall pay a dividend in cash, securities or other assets to the holders of Common Stock (or other shares of the Company's capital stock into which the Warrants are convertible), other than (i) as described in Sections 2(a), 2(b) or 2(e), or (ii) regular quarterly or other periodic dividends (any such non-excluded event being referred to herein as an "Extraordinary Dividend"), then the Warrant Price shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and/or the fair market value (as determined by the Company's Board of Directors, in good faith) of any securities or other assets paid on each share of Common Stock in respect of such Extraordinary Dividend in order that subsequent thereto upon exercise of the Warrants the Warrantholder may obtain the equivalent benefit of such Extraordinary Dividend.

(e)            Replacement of Securities upon Reorganization, Etc.  In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than a change covered by Sections 2(a) or 2(b) hereof or one that solely affects the par value of such shares of Common Stock), or, in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of Common Stock), or, in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety, in connection with which the Company is dissolved, the Warrants shall thereafter represent the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the Warrants holder would have received if such Warrants holder had exercised his, her or its Warrants immediately prior to such event; and if any reclassification also results in a change in shares of Common Stock covered by Sections 2(a) or 2(b), then such adjustment shall be made pursuant to Sections 2(a), 2(b), 2(c) and this Section 2(e). The provisions of this Section 2 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers.

(f)            Notices of Changes in Warrants.  Upon every adjustment of the Warrant Price or the number of shares issuable upon exercise of the Warrants, the Company shall give written notice thereof to each registered holder, which notice shall state the Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of the Warrants, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Sections 2(a), 2(b), 2(d) or 2(e) the Company shall give written notice to each Warrants holder, at the last address set forth for such holder in the Warrants register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

(g)            Form of Warrant.  The form of Warrant need not be changed because of any adjustment pursuant to this Section 2, and Warrants issued after such adjustment may state the same Warrant Price and the same number of shares as is stated in the Warrants initially issued pursuant to this Warrant.  However, the Company may, at any time, in its sole discretion, make any change in the form of Warrants that the Company may deem appropriate and that does not affect the rights of holders thereof, and any Warrants thereafter issued or countersigned, whether in exchange or substitution for outstanding Warrants or otherwise, may be in the form as so changed.

(h)            Notice of Certain Transactions.  In the event that the Company shall propose to (i) offer the holders of its Common Stock rights to subscribe for or to purchase any securities convertible into shares of Common Stock or shares of stock of any class or any other securities, rights or options, (ii) issue any rights, options or warrants entitling the holders of Common Stock to subscribe for shares of Common Stock or (iii) make a tender offer, redemption offer or exchange offer with respect to the Common Stock, the Company shall send to the Warrant holders a notice of such proposed action or offer. Such notice shall be mailed to the registered holders at their addresses as they appear in the Warrants register, which shall specify the record date for the purposes of such dividend, distribution or rights, or the date such issuance or event is to take place and the date of participation therein by the holders of Common Stock, if any such date is to be fixed, and shall briefly indicate the effect of such action on the Common Stock and on the number and kind of any other shares of stock and on other property, if any, and the number of shares of Common Stock and other property, if any, issuable upon exercise of the Warrants and the Warrant Price after giving effect to any adjustment pursuant to this Section 2 which would be required as a result of such action. Such notice shall be given as promptly as practicable after the Company has determined to take any such action and (x) in the case of any action covered by clause (i) or (ii) above, at least 10 days prior to the record date for determining the holders of the Common Stock for purposes of such action or (y) in the case of any other such action, at least 20 days prior to the date of the taking of such proposed action or the date of participation therein by the holders of Common Stock, whichever shall be the earlier.

(i)            Other Events.  If any event occurs as to which the foregoing provisions of this Section 2 are not strictly applicable or, if strictly applicable, would not, in the good faith judgment of the Company's Board of Directors, fairly and adequately protect the purchase rights of the registered holders of the Warrants in accordance with the essential intent and principles of such provisions, then the Company shall make such adjustments in the application of such provisions, in accordance with such essential intent and principles, as shall be reasonably necessary, in the good faith opinion of the Company, to protect such purchase rights as aforesaid.

3.            Transfer and Exchange of Warrants.

(a)            Registration of Transfer.  The Company shall register the transfer, from time to time, of any outstanding Warrants into the Warrant register, upon surrender of such Warrants for transfer, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, new Warrants representing an equal aggregate number of Warrants shall be issued and the old Warrants shall be cancelled by the Company.

(b)            Procedure for Surrender of Warrants.  Warrants may be surrendered to the Company, together with a written request for exchange or transfer, and, thereupon, the Company shall issue in exchange therefor one or more new Warrants as requested by the registered holder of the Warrants so surrendered, representing an equal aggregate number of Warrants; provided, however, that, in the event the Warrants surrendered for transfer bear a restrictive legend, the Company shall not cancel such Warrants and issue new Warrants in exchange therefor until the Company has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Warrants must also bear a restrictive legend.

(c)            Service Charges.  No service charge shall be made for any exchange or registration of transfer of Warrants.

4.            Redemption.

(a)            Redemption.  Subject to the penultimate and final sentences of this Section 4(a) and from and after one (1) year following the issuance of the Warrants, not less than all of the outstanding Warrants may be redeemed, at the option of the Company, at any time thereafter after they become exercisable and there is an effective registration statement covering the shares of Common Stock issuable upon exercise of the Warrants current and available and prior to their expiration, upon the notice referred to in Section 4(b), in whole but not in part, at the price of $0.01 per Warrant ("Redemption Price"), provided that the closing sales price of a share of

Common Stock has been equal to or greater than $5.00 per share (as adjusted for stock splits and similar events) for any 20 trading days within a 30 consecutive trading day period ending on the third business day prior to the date on which notice of redemption is given.  Notwithstanding anything to the contrary contained herein, the Company shall not call the Warrants for redemption unless there is an effective registration statement under the Securities Act of 1933, as amended, relating to the shares of Common Stock issuable upon exercise of the Warrants current and available throughout the "30-day redemption period" and a prospectus is available.

(b)            Date Fixed for, and Notice of, Redemption.  In the event the Company shall elect to redeem all of the Warrants, the Company shall fix a date for the redemption. Notice of redemption shall be mailed by first class mail, postage prepaid, by the Company not less than 30 days prior to the date fixed for redemption to the registered holders of the Warrants to be redeemed at their last addresses as they shall appear on the Warrant Register. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given, whether or not the registered holder received such notice.

(c)            Exercise After Notice of Redemption.  The Warrants may be exercised in accordance with Section 1 of this Warrant at any time after notice of redemption shall have been given by the Company pursuant to Section 4(b) hereof and prior to the time and date fixed for redemption. On and after the redemption date, the registered holders of the Warrants shall have no further rights except to receive, upon surrender of the Warrants, the Redemption Price.

5.            Other Provisions Relating to Rights of Holders of Warrants.

(a)            No Rights as Stockholder.  The Warrants do not entitle the registered holder thereof to any of the rights of a stockholder of the Company, including, without limitation, the right to receive dividends or other distributions, to exercise any preemptive rights, or to vote, consent or receive notice as stockholders in respect of the meetings of stockholders or the election of directors of the Company or any other matter.

(b)            Lost, Stolen, Mutilated or Destroyed Warrant Certificates.  If any Warrant Certificate is lost, stolen, mutilated or destroyed, the Company may, on such terms as to indemnity or otherwise as it may in its discretion impose (which terms shall, in the case of a mutilated Warrant Certificate, include the surrender thereof), issue a new Warrant Certificate of like denomination, tenor and date as the Warrant Certificate so lost, stolen, mutilated or destroyed. Any such new Warrant Certificate shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated or destroyed Warrant Certificate shall be at any time enforceable by anyone.

(c)            Reservation of Common Stock.  The Company shall at all times reserve and keep available a number of its authorized but unissued shares of Common Stock that will be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Warrant.

(d)            Registration of Common Stock.  The Company agrees that during the Exercise Period, it shall use its commercial best efforts to prepare and file with the Securities and

Exchange Commission a post-effective amendment to the registration statement, or a new registration statement, for the registration under the Act of the Shares issuable upon exercise of the Warrants, and it shall take such action as is necessary to qualify for sale, in those states in which the Warrants were initially offered by the Company, the Shares issuable upon exercise of the Warrants.  In either case, the Company will use its commercial best efforts to cause the same to become effective on or prior to the commencement of the Exercise Period and to maintain the effectiveness of such registration statement and ensure that a prospectus is available for delivery to the Warrant holders until the expiration of the Warrants in accordance with the provisions of this Warrant.  Except as provided in Section 1(c)(ii) of this Warrant, the Warrants shall not be exercisable and the Company shall not be obligated to issue Common Stock unless, at the time a holder seeks to exercise Warrants, a prospectus related to the Common Stock issuable upon exercise of the Warrants is current and the Common Stock has been registered or qualified under the laws of the state of residence of the holder of the Warrants or unless the issuance of the Common Stock is deemed to be exempt from such requirements.  In addition, the Company agrees to use its commercial best efforts to register such securities under the blue sky laws of the states of residence of exercising Warrantholders, if permitted by the blue sky laws of such jurisdictions, in the event that an exemption is not available.

(e)            Notices.  Any notice, statement or demand authorized by this Certificate to be given or made by the Company or by the holder of the Warrants to or on the Company shall be delivered by hand or sent by registered or certified mail or overnight courier service, addressed (until another address is provided in writing by the Company) as follows:

Box Ships, Inc.
15 Karamanli Ave., GR 166 73
Voula, Greece
Attn:  President and CEO

Any notice, sent pursuant to this Certificate shall be effective, if delivered by hand, upon receipt thereof by the party to whom it is addressed, if sent by overnight courier, on the next business day of the delivery to the courier, and if sent by registered or certified mail on the third day after registration or certification thereof.  Notwithstanding the foregoing, Notices of Exercise may (at the request of the Warrantholder) be given to the Company by facsimile or e-mail/.pdf transmission to such numbers or e-mail addresses as shall be designated by the Company.

(f)            Applicable Law.  The validity, interpretation, and performance of this Certificate and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to any conflict of laws principles. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Certificate and to the Warrants shall be brought and enforced in the courts of the State of New York, New York County, or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Any such process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 5(e) hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim.

BOX SHIPS, INC.

By:
Name:
Title:

BOX SHIPS INC.

NOTICE OF EXERCISE

(To Be Executed by the Warrantholder in Order to Exercise Warrants)

The undersigned Warrantholder hereby irrevocably elects to exercise __________ Warrants represented by this Warrant Certificate, and to purchase the shares of Common Stock issuable upon the exercise of such Warrants.  Payment shall take the form of (check applicable box):

	in lawful money of the United States by certified check made payable to the Company or by wire transfer of immediately available funds to an account designated by the Company; or

	if permitted by the terms of the Warrant Certificate, the cancellation of such number of shares of Common Stock as is necessary, in accordance with the formula set forth in Section 1(c)(ii), to exercise the Warrants with respect to the maximum number of shares of Common Stock purchasable pursuant to the cashless exercise procedure set forth in Section 1(c)(ii).

The undersigned Warrantholder requests that certificates for such shares shall be issued in the name of:

Name:

Address:

Tax Identification Number:

and be delivered to:

Name:

Address:

and, if the number of Warrants shall not be all the Warrants evidenced by this Warrant Certificate, that a new Warrant Certificate for the balance of such Warrants be registered in the name of, and delivered to, the Warrantholder at the address stated below.

Dated:	Signature:

Address

Tax Identification Number

Signature Guaranteed:

THE SIGNATURE TO THIS A WARRANT EXERCISE FORM MUST CORRESPOND TO THE NAME WRITTEN UPON THE FACE OF THIS A WARRANT CERTIFICATE IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATSOEVER, AND MUST BE GUARANTEED BY A COMMERCIAL BANK OR TRUST COMPANY OR A MEMBER FIRM OF THE NEW YORK STOCK EXCHANGE.

BOX SHIPS INC.

ASSIGNMENT

(To Be Executed by the Warrantholder in Order to Assign Warrants)

For Value Received, ____________________ hereby sells, assigns and transfers unto:

Name:

Address:

Tax Identification Number:

_________ of the Warrants represented by this Warrant Certificate, and hereby irrevocably constitutes and appoints ____________________ Attorney to transfer this Warrant Certificate on the books of the Company, with full substitution in the premises.

Dated:	Signature:

Signature Guaranteed:

THE SIGNATURE TO THIS ASSIGNMENT MUST CORRESPOND TO THE NAME WRITTEN UPON THE FACE OF THIS A WARRANT CERTIFICATE IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATSOEVER, AND MUST BE GUARANTEED BY A COMMERCIAL BANK OR TRUST COMPANY OR A MEMBER FIRM OF THE NEW YORK STOCK EXCHANGE.